Exhibit 99.1

Kindred Biosciences Announces Second Quarter 2017 Financial Results
San Francisco, CA (August 7, 2017) Kindred Biosciences, Inc. (NASDAQ: KIN), a biopharmaceutical company focused on saving and improving the lives of pets, today announced financial results for the second quarter ended June 30, 2017 and provided updates on its programs.
“We continue to look forward to our two upcoming approvals and launches. The commercial preparations for the launches are proceeding well and the feedback from the top opinion leaders on both of our products has been very positive,” stated Richard Chin, M.D., President and CEO of KindredBio. “We are continuing to make excellent progress across our pipeline, and are pleased to announce the completion of our state-of-the art, full cGMP biologics plant in California. In addition, the recent purchase of the 180,000-square foot manufacturing plant in Kansas will allow us to meet the anticipated market demand for our deep pipeline of biologics.”
Development and Corporate Updates

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KindredBio continues to expect approval of Mirataz™ (mirtazapine transdermal ointment) for the management of weight loss in cats in the second half of 2017, assuming the Food and Drug Administration (FDA) finds the submissions acceptable. Preparations for the commercial launch of Mirataz are on track, with the drug’s launch expected shortly after approval. The Company has received approval of its efficacy technical section and has responded to comments from the FDA regarding the Chemistry, Manufacturing and Controls (CMC) technical section and the safety technical section. In addition, the Company submitted a formal non-rolling New Animal Drug Application (NADA) with a standard six-month review by the FDA. Regulatory approval is subject to the typical risks inherent in such a process.

Mirataz is expected to be the first FDA-approved product for the management of weight loss in cats, a serious and potentially fatal condition that is the leading cause of visits to the veterinarian for cats.

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KindredBio continues to expect approval of Zimeta™ (dipyrone injection) for the control of pyrexia (fever) in horses. The Company now expects the approval either in the second half of 2017 or in early 2018, depending upon the FDA review timelines. The change in timing, should it occur, is due to a revision of the proposed labeling and is not expected to affect approvability or require generation of additional data. Preparations for the commercial launch of Zimeta remain on track, with the drug’s launch anticipated shortly after approval. The Company has received approval of its efficacy technical section and has responded to FDA comments regarding the CMC and safety technical sections. Regulatory approval is subject to the typical risks inherent in such a process.

The Company executed a commercial manufacturing agreement with Corden Pharma S.p.A for the manufacture of Zimeta for an initial 3-year term with an automatic renewal period of 2 years upon the conclusion of the initial term. The agreement provides for production to supply KindredBio’s initial launch and future commercial campaigns upon regulatory approval, with capabilities to grow alongside demand.
Zimeta is expected to be the first FDA-approved product for the control of fever in horses, a significant unmet medical condition that affects millions of horses each year.

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The pivotal effectiveness trial for the oral form of Zimeta (dipyrone oral gel) is ongoing and over halfway through enrollment. The Company has also initiated the target animal safety study. Results of the pivotal study are expected before the end of 2017.

Zimeta Oral, which is an oral gel, is expected to expand use of the drug and build upon the success of Zimeta IV.

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The pilot field study of the enhanced version of epoCat™ (feline recombinant erythropoietin) for the control of non-regenerative anemia in cats has been completed and has demonstrated efficacy. In addition, the PK data from the study suggest that the molecule may have sufficiently long half-life to allow for once monthly dosing. The Company plans to initiate a pilot effectiveness study with the molecule in Q3 2017.

Anemia is a common condition in older cats which is often associated with chronic kidney disease, resulting in decreased levels of endogenous erythropoietin. epoCat is a recombinant protein that has been

Exhibit 99.1

specially engineered by KindredBio with a prolonged half-life compared to endogenous feline erythropoietin.

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The first pilot field study of KIND-014 for the treatment of equine gastric ulcers has been completed. Based on the positive study results, the Company has optimized its formulation and expects to initiate the next pilot safety study in Q3 2017 and pilot effectiveness field study in Q4 2017.

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A pilot field study assessing oral tolerability and palatability of KIND-015 for the management of clinical signs associated with equine metabolic syndrome has been completed. The lead formulation is well tolerated and 90-95% palatable with no signs of oral toxicity. The Company expects to initiate a pilot efficacy study in Q3 2017.

•	Enrollment recently completed in the second stage of the pilot field study of KIND-011, an anti-TNF monoclonal antibody targeting sick or septic foals.

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The pilot field study of atopic dermatitis in dogs, to assess safety and efficacy of several anti-cytokine antibodies, has been completed. The initial pilot safety and PK studies of anti-IL31, anti-IL17 and SINK have been completed and all the molecules were well tolerated. The Company plans on initiating additional pilot efficacy studies shortly.

•	The Company has completed its state-of-the art, full cGMP biologics plant in California. The facility is believed to be one of the first in the world dedicated to veterinary biologics.

In addition, the Company closed escrow on the acquisition of a manufacturing facility in Elwood, Kansas. The facility includes approximately 180,000 square feet with clean rooms, utility, equipment and related quality documentation suitable for small molecule and biologics manufacturing.

•	KindredBio was added to the Russell 2000 Index, effective June 23, 2017.

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On July 12, 2017 KindredBio raised $21 million in net cash proceeds from a public offering of 3,000,000 shares of its common stock at a price of $7.50 per share. The net proceeds will be used for the expansion of its commercial infrastructure in anticipation of future product approvals and launches, for expansion of its manufacturing capacity, the development of its therapeutic candidates, and for other general corporate and working capital purposes.

Second Quarter and Six Month 2017 Financial Results
For the quarter ended June 30, 2017, KindredBio reported a net loss of $6.8 million or $0.29 per share, as compared to a net loss of $4.9 million or $0.25 per share for the same period in 2016. For the six months ended June 30, 2017, the net loss was $13.3 million or $0.59 per share, as compared to a net loss of $11.0 million or $0.55 per share for the same period in 2016.
Total research and development expenses for the three and six months ended June 30, 2017 were $3.9 million and $7.6 million, respectively, compared to $3.2 million and $6.6 million for the same periods in 2016. Stock-based compensation expense included in research and development expense was $0.4 million and $0.8 million for the three and six months ended June 30, 2017 as compared to $0.4 million and $0.7 million for the same periods in 2016. The increase in research and development expenses in 2017 compared to 2016 was primarily due to higher field trial and material costs including formulation development costs associated with the advancement of the Company’s pipeline, as well as consulting expenses.
Total general and administrative expenses were $3.1 million and $5.9 million for the three and six months ended June 30, 2017 compared to $1.9 million and $3.9 million for the same periods in 2016. The increase in general and administrative expenses in 2017 was due to higher headcount and related expenses as the Company begins to expand its commercial organization, as well as higher stock based compensation expense and other corporate expenses. Stock-based compensation expense included in general and administrative expense was $0.9 million and $1.7 million for the three and six months ended June 30, 2017 as compared to $0.5 million and $1.0 million for the same periods in 2016.
As of June 30, 2017, KindredBio had $74.5 million in cash, cash equivalents and investments, compared with $57.8 million as of December 31, 2016. Net cash used in operating activities for the first six months in 2017 was

Exhibit 99.1

approximately $11.4 million, offset by $29.0 million of net cash proceeds from the sale of securities in conjunction with an At Market Issuance Sales Agreement with FBR Capital Markets & Co. The Company also invested approximately $0.9 million in capital expenditures for the build-out of its GMP biologics manufacturing facility. In addition, in July 2017, the Company completed an underwritten public offering of its common stock resulting in net cash proceeds of $21.0 million.
For the 2017 calendar year, the Company reiterates its previous guidance for operating expenses to be in the range of $30 million to $32 million, excluding the impact of stock-based compensation expense and the impact of acquisitions, if any. The Company’s anticipated expenditures for the remainder of the year include the build-out of a small commercial team, and preparations for distribution, commercial scale-up and manufacturing for Mirataz and Zimeta. Additionally, KindredBio plans to focus on the development of its pipeline candidates, as well as the necessary manufacturing requirements for its biologics program.
Webcast and Conference Call
KindredBio will host a conference call and webcast today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. Interested parties may access the call by dialing toll-free (855) 433-0927 from the US, or (484) 756-4262 internationally, and using conference ID 56145078. The call will be webcast live at http://edge.media-server.com/m/p/manjktch A replay will also be available at that link for 30 days.
About Kindred Biosciences
Kindred Biosciences is a pre-commercialization stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The Company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for dogs, cats and horses. The Company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.
For more information or to download the corporate presentation, visit www.KindredBio.com/LearnMore. Stay connected with KindredBio on Facebook at www.Facebook.com/KindredBio.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.
These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our product candidates for the foreseeable future; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our lead product candidates, which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain patent protection and other intellectual property protection for our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.

Exhibit 99.1

For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this press release. Forward-looking statements contained in this press release speak only as of the date of this press release and we undertake no obligation to update or revise these statements, except as may be required by law.
Contact
Russell Radefeld
KindredBio
russell.radefeld@kindredbio.com
(650) 701-7904

Exhibit 99.1

Kindred Biosciences, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,	
	2017	2016	2017	2016
Operating costs and expenses:				
Research and development	3,866	3,161	7,646	6,598
General and administrative	3,056	1,865	5,899	3,885
Restructuring costs	-	-	-	655
Total operating costs and expenses	6,922	5,026	13,545	11,138
Loss from operations	(6,922)	(5,026)	(13,545)	(11,138)
Interest and other income, net	155	79	286	131
Net loss	$ (6,767)	$ (4,947)	$ (13,259)	$ (11,007)
Basic and diluted net loss per share	$ (0.29)	$ (0.25)	$ (0.59)	$ (0.55)
Weighted average shares used to calculate basic and diluted net loss per share	23,409	19,865	22,467	19,851